FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2006 RESULTS

CRANBURY, New Jersey - (March 14, 2007) - Innophos Holdings, Inc. (NASDAQ Symbol "IPHS"), a leading specialty phosphates producer in North America ("Innophos"), today announced its consolidated financial results for the fourth quarter and full year 2006.

Fourth Quarter Results

•    Sales for the quarter ended December 31, 2006 were $131.6 million, an increase of $2.2 million, or 1.7%, as compared to $129.4 million for the same period in the prior year.

•     Operating loss for the quarter ended December 31, 2006 was a loss of $3.9 million, a decrease of $14.0 million, as compared to $10.1 million of operating income for the comparable period in 2005.

•     Depreciation and amortization, excluding deferred financing amortization expense, for the quarter ended December 31, 2006 was $11.3 million, a decrease of $0.3 million, as compared to $11.6 million for the comparable period in 2005.  Net interest expense, including deferred financing amortization expense, for the quarter ended December 31, 2006 was $18.6 million, an increase of $5.5 million, as compared to $13.1 million for the comparable period in 2005.  Deferred financing amortization expense for the quarter ended December 31, 2006 was $3.7 million, an increase of $2.4 million, as compared to $1.3 million for the comparable period of 2005. Tax expense for the quarter ended December 31, 2006 was $2.2 million, an increase of $0.3 million, as compared to $1.9 million for the comparable period in 2005.

•     Included in the results for the fourth quarter 2006 are unusual expense items totaling $19.7 million, versus $0.1 million unusual expense items for the same period in 2005.  These 2006 expenses were primarily related to the Company's November 2006 initial public offering of equity as well as related debt retirement.  Excluding these unusual expense items, loss before taxes for the fourth quarter 2006 decreased $0.4 million versus fourth quarter 2005.

•        Net loss for the quarter ended December 31, 2006 was $24.7 million, compared to net loss of $5.2 million for the same period in 2005.

	$ Millions
	(Unaudited)
Unusual Items of Expense (Income) in Operating Income:	Q4 05	Q4 06
Advisory and Termination Fees Paid to Bain Capital	$ 0.5	$ 13.7
Gains on Mexican Statute Change & Legal Entity Restructuring	(2.1)	(0.9)
Separation Consulting Fees, Professional Fees and Other Costs	1.0	0.5
CNA Litigation	0.3	-.-
Other Items Affecting Operating Income	0.4	-
Sub-Total of Unusual Items in Operating Income	0.1	13.3

Unusual Items of Expense in Net Interest Expense:
Call Premiums and Penalties	-	3.6
Deferred Financing Acceleration due to Debt Retirement	-	2.8
Sub-Total of Unusual Items in Net Interest Expense	-	6.4
Total Unusual Items of Expense (Income) in Income Before Taxes	$ 0.1	$ 19.7

•     At the end of 2006, Innophos had a cash and cash equivalents balance of $31.8 million.  Net debt (total debt including accrued interest on floating rate notes, less cash) at the end of the fourth quarter was $369.1 million versus $469.6 million at the end of 2005.   Capital expenditures for the quarter ended December 31, 2006 were $6.0 million versus $4.5 million in the same quarter of 2005.

•     Innophos' issued and outstanding shares as of December 31, 2006 were 20.27 million shares.

Segment Results 4Q 2006 versus 4Q 2005

•     U.S. - Sales revenue increased by 2.4% due to selling price increases which exceeded sales impacts from volume losses.   Fourth quarter 2006 operating earnings for Innophos' U.S. segment decreased by $16.5 million primarily due to the large unusual expense items which were incurred for the most part in the U.S. due to the company's initial public offering.

•     Canada - Sales revenue decreased by 13.8% due to impacts from a decline in volume whose impact exceeded those of increased selling prices.  Fourth quarter 2006 operating earnings for Innophos' Canada segment decreased by $0.7 million due to the revenue impacts mentioned.

•     Mexico - Sales revenue increased by 3.3% due to selling price increases. Fourth quarter 2006 operating earnings for Innophos' Mexico segment increased by $3.2 million due to the factor previously mentioned.

Full Year Results

•     Sales for the full year ended 2006 were $541.8 million, an increase of $6.3 million, or 1.2%, as compared to $535.5 million for the prior year.

•     Operating income for the year ended December 31, 2006 was $30.9 million, a decrease of $10.4 million, or 25.2%, as compared to $41.3 million for 2005.

•     Depreciation and amortization, excluding deferred financing expense amortization, for the year ended December 31, 2006 was $46.4 million, an increase of $0.5 million, compared to $45.9 million for the comparable period in 2005.  Net interest expense, including deferred financing amortization expense, for the year ended December 31, 2006 was $58.2 million, an increase of $11.6 million compared to $46.6 million for 2005.  Deferred financing amortization expense for the year ended December 31, 2006 was $6.7 million, an increase of $3.1 million, as compared to $3.6 million for 2005. Tax expense for the year ended December 31, 2006 was $5.9 million, a decrease of $0.8 million compared to $6.7 million for 2005.

•     Net loss for the year ended December 31, 2006 was $32.8 million, an increase of $21.1 million, compared to a loss of $11.7 million for the same period last year.

•    Included in the results for 2006 are unusual expense items primarily related to the initial public offering of our common stock and retirement of certain debt, totaling $24.6 million of increased expense, versus $8.5 million of expense on these items for 2005.  (See below table.)  Excluding these unusual expense items, loss before taxes for full year 2006 increased $5.8 million versus full year 2005.

	$ Millions
	(Unaudited)
Unusual Items of Expense (Income) in Operating Income:	2005	2006
Advisory and Termination Fees Paid to Bain Capital	$ 3.3	$ 15.2
Gains on Mexican Statute Change & Legal Entity Restructuring	(2.2)	(0.9)
Separation Consulting Fees, Professional Fees and Other Costs	5.1	3.2
CNA Litigation	1.8	0.1
Other Items Affecting Operating Income	0.5	-
Sub-Total of Unusual Items in Operating Income	8.5	17.6

Unusual Items of Expense in Net Interest Expense:
Call Premiums and Penalties	-	3.6
Deferred Financing Acceleration due to Debt Retirement	-	3.4
Sub-Total of Unusual Items in Net Interest Expense	-	7.0
Total Unusual Items of Expense (Income) in Income Before Taxes	$ 8.5	$ 24.6

•     Cash flow from operations for the year ended December 31, 2006 was $40.9 million as compared to $46.1 million for 2005.  Excluding the impact on cash of unusual expense items, full year 2006 operating cash flow reflects a $7.5 million improvement from full year 2005.

Segment Results Full Year 2006 versus Full Year 2005

•     U.S. - Sales revenue decreased by 1.0% due to impacts of volume losses which exceeded sales price increases.  2006 operating earnings for Innophos' U.S. segment decreased by $19.5 million due to the large unusual expense items which were incurred primarily in the U.S. segment due to the company's initial public offering.

•    Canada - Sales revenue decreased by 6.5% due to impacts from volume losses which exceeded increases in selling prices.  2006 operating earnings for Innophos' Canada segment increased by $1.0 million due to selling price (both external and intercompany) improvements which exceeded the margin losses from lower sales volumes.

•    Mexico - Sales revenue increased by 6.3% due to higher selling prices and increased sales volumes.  2006 operating earnings for Innophos' Mexico segment increased by $8.1 million due to the reasons previously mentioned but not offset by increased variable costs, fixed costs, and operating expense increases.

In the fourth quarter, Innophos successfully completed its initial public offering of equity and listing on the NASDAQ Stock Market.  The IPO process was an important step in Innophos evolving from a division of Rhodia, Inc. into a self-supporting publicly traded company.  "Our employees have done an outstanding job over the last two and a half years," said Randy Gress, Chief Executive Officer.  "During the fourth quarter and full year we delivered solid operating results and successfully completed an 8.0 million share IPO.  Net IPO proceeds and on hand cash generated from our strong operating performance were used to significantly reduce our debt levels.   As a leading specialty phosphates producer in North America, we believe our actions throughout 2006 have helped improve Innophos' overall financial strength and put our company in a better position to continue building on our strong customer relationships and technical capabilities to deliver enhanced value to our customers."

Summary Financials

Summary Income Statement (Unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Full Year Ended December 31, 2006	Full Year Ended December 31, 2005

(in millions)
Net sales	$131.6	$129.4	$541.8	$535.5
Operating income	(3.9)	10.1	30.9	41.3
Net income/(loss)	(24.7)	(5.2)	(32.8)	(11.7)

Summary Balance Sheet (Unaudited)

	As of December 31, 2006	As of December 31, 2005
(in millions)
Assets
Cash and cash equivalents	$ 31.8	$61.4
Other current assets	140.5	154.8
Property, plant and equipment, net	277.2	305.0
Other non-current assets	115.8	125.0
Total assets	565.3	646.2

Liabilities and Stockholders Equity
Short-term borrowing and current portion of long-term debt	$ 1.5	$ 20.0
Accounts payable and other current liabilities	71.1	78.2
Long-term debt	398.3	508.8
Other long-term liabilities	33.7	28.4
Total liabilities	504.6	635.4
Stockholders equity	60.7	10.8
Total liabilities and stockholders equity	565.3	646.2

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP.  Therefore operating income excluding unusual expense items and income before tax excluding unusual expense items are financial measures that are not required by, or presented in accordance with, USGAAP.  They are presented here to exclude the impact of certain unusual expense items on our results. These measures are reflective of how management views Innophos' operations, we believe they provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with USGAAP. We believe net debt is helpful in analyzing leverage and as a performance measure for purposes of our presentation in this release. We define net debt as total debt, including accrued interest on floating rate notes, less cash and cash equivalents.

Conference Call Details

Innophos will conduct a live conference call the business day after the filing of our annual report in Form 10-K for 2006 to discuss fourth quarter and full year 2006 financial results.  The date and timing of that call will be announced shortly.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

###

About Innophos, Inc.

Innophos Holdings, Inc. (www.innophos.com) is the holding company for a leading North American manufacturer of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico).

Contact Information:

Innophos Investor Relations

(609) 366-1299

Investor.relations@innophos.com